Exhibit 10.31
January 22, 2010

Mr. Thomas P. Finn
12906 Tufton Woods Court,
Reisterstown, Maryland 21136

Dear Mr. Finn:

I am pleased to offer you the position of Senior Vice President, Global Operations for Gerber Scientific, Inc., reporting to Chief Executive Officer, Marc Giles.  Marc and others you have met are highly optimistic about the significant contribution you can make to our company’s future.

Following are the principal terms of our offer:

1.  DATE OF EMPLOYMENT
Your employment with Gerber will commence on, or at your option before, March 1, 2010.  Human Resources will provide an orientation at 8:30 A.M. on your first day.

2.  COMPENSATION
You will be a full-time salaried exempt employee, and your base bi-weekly salary for this position will be $13,076.92 payable every other week ($340,000 annualized) of active employment.

3.   ANNUAL INCENTIVE
You will be eligible to participate in the Gerber Scientific, Inc. Incentive Bonus Plan. Your bonus target will be 50% of base salary, if we achieve 100% of our performance goals.  The range of bonus will be between zero and a maximum of 100% of base salary depending on attainment of our objectives. You will be eligible for the fiscal year 2010 bonus program on a prorated basis depending on company performance and calculated on the same basis as other corporate managers. Our fiscal year ends April 30 and bonus payments, if any, are scheduled for July.

4.   STOCK
You will be eligible to participate in the Gerber Scientific, Inc. Employee Stock Plan. The Plan is administered by the Management Development and Compensation Committee (MDCC) of the Board of Directors of Gerber Scientific, Inc. (Board).  Subject to approval of the MDCC, you will be awarded options to purchase 100,000 shares of Gerber Common Stock. The option price will be the closing price of Gerber stock on the effective date of the grant and the options will vest in equal annual increments over three years. In addition, you will be granted 30,000 shares of restricted stock which will vest over four years.

Future grants of stock options and restricted shares are at the discretion of the committee. Grants have been made on an annual basis late in the calendar year. The plan is for future grants to be a mix of restricted shares and stock options. Grants are based on position, individual performance and company results.

5.   REVIEW
No later than your first year anniversary, Marc Giles will conduct a review for consideration to promote you to Executive Vice President.

6.   BENEFITS
You are eligible to participate in Gerber’s comprehensive benefit program offered to salaried employees as described in the enclosed "Summary of Benefits."  If you have any questions, please feel free to contact me at 860-648-8506.

Your beginning vacation accrual rate is set at three weeks per year.

Upon election by the Board as an Officer of the Corporation, you will be covered by the Executive Severance Policy which includes one-year severance for a Senior Vice President.  You will be offered a Change in Control Agreement, subject to Board approval, which includes two and one-half years for a Senior Vice President. Please see the enclosed documents for details.

7.   SIGNING BONUS
You will be paid a total signing bonus of $100,000, less applicable withholding: $50,000 paid within 15 days of your start date and $50,000 upon relocation, which shall be as mutually defined by you and Marc.

8.   RELOCATION
We understand that you do not intend to sell your current residence and that you will take occupancy in a furnished apartment or residence proximal to our South Windsor headquarters.  Gerber will provide temporary living accommodations for up to one year and will reimburse coach fare for flights every other weekend to and from Maryland for either you or your family during this period.

9.   DRUG TEST
Gerber has a mandatory drug-testing program for all new employees.  Employment is contingent upon a negative test result. Results must be in before employment starts.

10.  PROOF OF ELIGIBILITY TO WORK IN U.S.
The Immigration Reform and Control Act require that evidence of authorization to legally work in the U.S. as well as positive identification be provided to the employer at the start of employment. Therefore, it will be necessary for you to submit to the Human Resources Department documents that satisfy this requirement as described on the enclosed form.

11.  CONFIDENTIALITY AGREEMENT
All employees are required as a condition of employment to read and sign Gerber's Confidentiality and Inventions Agreement. Gerber extends this job offer to you on the basis of your business and/or technical skills, which, you have demonstrated to us. We expect you to honor any and all obligations regarding proprietary and confidential information, which you may have obtained from any former employers just as we expect that you will refrain from disclosing to third parties any confidential and proprietary information you may learn while employed at Gerber. It is the individual responsibility of all Gerber employees to fully comply with and honor all of their obligations regarding information of a confidential or proprietary nature.

In consideration of your employment with Gerber, you agree to conform to the rules and regulations of the Company and understand that, except as provided for in the your Executive Severance Agreement and Change in Control Agreement (both attached hereto), your employment and compensation can be terminated, with or without notice, at any time at the option of either Gerber or yourself.

Tom, I believe this position will offer you a tremendous career opportunity and everyone looks forward to working with you.

Please acknowledge acceptance of our offer of employment by signing one copy of this letter and returning it to me.

Sincerely,

                              /s/  Thomas P. Finn
Michael W. Dolen                                                                                                                 Thomas P. Finn
VP, Human Resources Americas
                                  Date:  January 25, 2010

Enclosures